Exhibit 11


              BONE CARE INTERNATIONAL, INC., AND SUBSIDIARY
            Statement Regarding Computation of Loss Per Share
                               (Unaudited)


                         Three months ended            Six Months ended
                    December 31,   December 31,   December 31,   December 31,
                         1997           1996           1997           1996
                    -----------    ------------   ------------   ------------

Net loss            $ (1,109,118)  $  (776,358)   $ (2,117,596)  $ (1,072,360)
                     ============   ===========    ============   ============
Weighted average number
  of common shares      8,722,430    8,707,382       8,722,406      8,707,382
                     ============   ===========    ============   ============
Net loss per common
  share - basic     $      (0.13)  $    (0.09)    $     (0.24)   $    (0.12)
                     ============   ===========    ============   ============